Exhibit 99.1

Truli Provides Shareholder Update on its Cloud-Based and Mobile Hiring Platform, VocaWorks

Bristol, CT - (February 26, 2018) – Truli Media Group, Inc., which is in the process of changing its name to Truli Technologies, Inc. (OTC: TRLI), a company focused on the development and acquisition of technology that solves industry challenges through connection, fluidity of business transactions and engagement, today is providing shareholders an update on its wholly-owned subsidiary, VocaWorks, and newly appointed Chief Executive Officer, Miles Jennings.

VocaWorks is seeking to disrupt the traditional staffing industry with an on-demand, cloud-based, online and mobile hiring platform, connecting technology professionals with some of the world’s most innovative emerging growth companies. With one-tap notifications, user profiles, and full project tracking, VocaWorks will bring a new level of engagement and simplicity to the recruitment and onboarding of talented consultants for project-based hiring needs. The platform is currently in development with expectations to launch online and mobile versions by the end of the 2018 second quarter.

Video: Hire Technical Talent with VocaWorks

Per Staffing Industry Analysts’ “Global Staffing Industry Market Estimates and Forecast” report, the overall staffing industry is a $428 billion industry, with eighty-nine percent of revenue was generated via temporary staffing. The traditional, service-focused strategy of staffing firms has been deployed for decades with little evolution, often leaving the employers unsure about what talent is available for projects and relying heavily on the service agencies to procure talent. Additionally, third party agencies can be expensive, not web-enabled and do not usually provide price transparency. VocaWorks will bring a new level of engagement and simplicity to the recruitment and on-boarding of talented consultants for project-based hiring needs. Hiring will be efficient, transparent, without risk of hiring full-time and less expensive than other means of recruitment.

The Company appointed Miles Jennings as Chief Executive Officer. Miles is an entrepreneur, investor, founder, and CEO of companies focused on technology platform development and Internet marketing. Miles founded Recruiter.com in 2010 and built it into a leading career site and jobs marketplace that makes specialized direct hire recruiting scalable and more manageable. An early social media advocate, Miles created many of the most significant professional groups on LinkedIn and other platforms, with over 3 Million members and an active community. He has appeared in the WSJ, Entrepreneur, Inc., Mashable, Forbes, and hundreds of other business publications on the topics of entrepreneurship, education, careers, and marketing.

Miles Jennings, Chief Executive Officer of Truli, commented, “The traditional staffing industry is a significantly large and important industry that has largely struggled to adopt technology into their business models. There is a desperate need for technology that will provide transparency, simplicity, and efficiency for employers. Our target audience is the tech start-up or small to mid-sized company such as a retailer or bank, where technology is vital to its operations to support, and that are searching for outsourced talent to augment their in-house staff. Today, we are in the final stages of our web development, with extensive discussions with strategic partners to continue building our talent pool of technology professionals for employers.”

About Truli Media Group, Inc.:

Truli Media Group, Inc. is focused on the development and acquisition of technology that solves industry challenges through connection, fluidity of business transactions and engagement. The Company’s wholly-owned subsidiary, VocaWorks, is an on-demand, cloud-based, online and mobile hiring platform being built to connect technology professionals with emerging growth companies looking for talent. VocaWorks is disrupting the traditional staffing industry through a platform that matches opportunistic employees with the world’s most innovative technology companies. With one-tap notifications, user profiles, and full project tracking, VocaWorks brings a new level of engagement and simplicity to the recruitment and onboarding of talented consultants for project-based hiring needs. For more information please visit www.trulitechnologies.com or www.vocaworks.com.

Safe Harbor Statement

Statements set forth in this news announcement concerning completion of development of the Company’s platform and its features are forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of the Company and include the appearance of bugs and the availability of working capital Such forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Company Contact

Truli Media Group, Inc.

PO Box 86

Bristol, CT 06011-0086

Phone: (860) 320-7630

Investor Contact:

Valter Pinto / Allison Soss

KCSA Strategic Communications

Phone: (212) 896-1254 / (212) 896-1267

Email: Truli@KCSA.com